Exhibit 10.4

AGREEMENT

Reference is made to that certain Separation and Distribution Agreement, dated as of May 5, 2022 (“Agreement”), by and between Vinco Ventures, Inc. (“Vinco”) and Eightco Holdings Inc. (formerly Cryptyde, Inc.) (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, the Company’s currently liability to Vinco is $6,977,193 representing amounts paid by Vinco for management fees and borrowings for working capital and financing needs of the Company as well as other operating expenses that were paid for or on behalf of Vinco to the Company. As referenced in Amendment No. 4 to the Company’s Form 10 filed with the SEC on May 13, 2022, the Company was to receive a working capital infusion of approximately $3,000,000 from Vinco.

In full satisfaction of all outstanding amounts currently owed by the Company to Vinco and due from Vinco to the Company pursuant to the Agreement, Vinco hereby agrees to the following:

●	On the first of each month starting July 1, 2024 through September 1, 2024, the Company will deliver to Vinco $15,000, or an aggregate of $45,000;

●	On the first of each month starting October 1, 2024 through December 1, 2024, the Company will deliver to Vinco $25,000, or an aggregate of $75,000;

●	On the first of each month starting January 1, 2025 through December 31, 2025, the Company will deliver to Vinco $30,000, or an aggregate of $360,000; provided that, in the Company’s sole discretion, it may satisfy this 2025 payment obligation through the issuance to Vinco of an aggregate of 720,000 shares of common stock of the Company (the “Shares”) on January 15, 2025.

In the event the Company determines to satisfy the 2025 payment obligation through the issuance of the Shares, the Company will ensure that such Shares are registered for resale with the Securities and Exchange Commission such that such Shares may be freely traded by Vinco after their issuance.

Upon payment of the amounts referenced above, the remaining amounts owed and due under the Agreement will be cancelled and all obligations of both the Company and Vinco pursuant to the Agreement will be deemed fully satisfied.

Each of the parties represents and warrants to the other that it has full power and authority to enter into this Agreement and to perform its obligations hereunder.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without reference to such State’s principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of June 20, 2024.

EIGHTCO HOLDINGS INC.

By:	/s/ Paul Vassilakos
Name:	Paul Vassilakos
Title:	CEO

VINCO VENTURES, INC.

By:	/s/ Chris Polimeni
Name:	Chris Polimeni
Title:	CFO/COO